Exhibit 99.1

      ATC Healthcare Announces Receipt of Correspondence from AMEX Due to
             Late Filing and Board and Audit Committee Composition

     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Oct. 30, 2007--ATC Healthcare, Inc. (AMEX:AHN), a leader in medical staffing, announced today that it has received two letters from the American Stock Exchange (AMEX). In the first letter, dated October 24, 2007, the AMEX stated that ATC was not in compliance with AMEX's continued listing requirements set forth in Sections 134 and 1101 of the AMEX Company Guide as a result of the company's delayed filing with the SEC of its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007. As previously announced, ATC expects to make this filing by November 22, 2007. In the second letter, dated October 26, 2007, the AMEX stated that the company was not in compliance with AMEX's continued listing requirements of Section 121A(1), 121B(2)(a) and 802(a) of the AMEX Company Guide due to the fact that the independent directors do not constitute a majority of the Board of Directors and the Audit Committee is not composed of at least three independent directors. This arose due to recent resignation of Bernard J. Firestone from the ATC Board due to a potential conflict of interest. ATC intends to replace Mr. Firestone with another independent director by the January 24, 2008 deadline set by AMEX.

     About ATC Healthcare, Inc.

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 47 locations in 25 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.

     Forward Looking Statements

     Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words -- "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2007. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.


     CONTACT: ATC Healthcare, Inc.
              David Savitsky, 516-750-1681
              dsavitsky@atchealthcare.com
              or
              David Kimbell, 516-750-1733
              dkimbell@atchealthcare.com